UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 30, 2018.

12 ReTech Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-201319	38-3954047
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10785 W. Twain Ave., Suite 210
Las Vegas, Nevada 89135
Tel: 530-539-4329
(Address of principal executive offices, including Zip Code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 – Changes in Registrant’s Certifying Accountant

a.	Engagement of New Independent Registered Public Accounting Firm.

On October 30, 2018, 12 ReTech Corporation engaged dbbmckennon (“DBBM”) as the Company’s independent registered public accounting firm for the year ending December 31, 2018. Management determined that with the Company’s planned growth it needed a larger firm, which specializes in technology, retail and foreign subsidiaries.

During the two most recent fiscal years ended December 31, 2016 and December 31, 2017 and during the subsequent interim period from January 1, 2018 through September 30, 2018, neither the Company nor anyone on its behalf consulted DBBM regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that DBBM concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” each as defined in Regulation S-K Item 304(a)(1)(v), respectively.

b.	Termination of Independent Registered Public Accounting Firm.

Rose, Snyder & Jacobs, LLP (RSJ) relationship as the Company’s independent registered public accounting firm, was terminated by mutual agreement on October 30, 2018. RSJ did not issue a report on the financial statements of the Company during the period from its retention date through the termination date. There were no disagreements between the Company and RSJ on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided RSJ with a copy of the disclosures in this report prior to filing with the Securities and Exchange Commission (the “SEC”). A copy of RSJ’s letter to the SEC, stating whether it agrees with the statements made in this report, is filed as Exhibit 16.1 to this report.

(d) Exhibits.

Exhibit No.	Description

(16.1) SEC Letter	Letter from Rose, Snyder & Jacobs, LLP to SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: Nov 2, 2018

12 Retech Corporation

/s/ Angelo Ponzetta
By:	Angelo Ponzetta

Its:	Chief Executive Officer